Exhibit 3.9

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

MPM SILICONES, LLC

A NEW YORK LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED OPERATING AGREEMENT of MPM SILICONES, LLC (the “Company”), a limited liability company organized pursuant to the New York State Limited Liability Company Law, is entered into and shall be dated and effective as of the Effective Date, by and among the Company and the persons executing this Agreement as Members.

1. DEFINITIONS. The terms and conditions used in this Agreement shall have the meanings set forth in Section 102 of the Act, or as set forth below (unless otherwise expressly provided herein):

1.1 “Act” shall mean the New York Limited Liability Company Law, and all amendments thereto.

1.2 “Additional Member” shall mean a Member other than an initial Member or a substitute Member who has acquired a Membership Interest.

1.3 “Agreement” shall mean this Amended and Restated Operating Agreement, as originally executed and as it may be amended from time to time.

1.4 “Articles of Organization” shall mean the Articles of Organization of the Company filed on November 14, 2000 with the New York Secretary of State for the purpose of forming the Company, pursuant to Section 203 of the Act, as they may from time to time be amended.

1.5 “Assignee” shall mean the transferee of a Membership Interest who has not been admitted as a substituted Member.

1.6 “Bankrupt Member” shall mean a Member who (a) has become the subject for an order for relief under the United States Bankruptcy Code, or (b) has initiated, either in an original Proceeding or by way of answer in any state, insolvency receivership Proceeding, an action for liquidation arrangements, composition, readjustment, dissolution or similar relief.

1.7 “Capital Account” shall mean, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

1.7.1 to each Member’s Capital Account there shall be credited such Member’s Capital Contribution, such Member’s distributive share of Net Income and any item in the nature of income or gain which is specially allocated pursuant to Section 9.1.2, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

1.7.2 to each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Loss and any item in the nature of expense or loss which is specially allocated pursuant to Section 9.1.2, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

1.7.3 in the event all or a portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred interest; and

1.7.4 in determining the amount of any liability for purposes of Sections 1.7.1 and 1.7.2 there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provision and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

1.8 “Capital Contribution” shall mean any contribution by a Member to the capital of the Company in cash, Property, services rendered or a promissory note or other binding obligation to contribute cash or Property or to render services.

1.9 “Capital Interest” shall mean, with respect to any Member as of any particular date of determination, the proportion that such Member’s Capital Account balance (determined after taking into account the adjustments set forth in Sections 1.13.1 and 1.13.2) bears to the aggregate Capital Account balances of all Members (determined after taking into account the adjustments set forth in Sections 1.13.1 and 1.13.2).

1.10 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of any superseding federal revenue statute.

1.11 “Company” shall refer to MPM Silicones, LLC, and any successor limited liability company.

1.12 “Company Minimum Gain” shall have the same meaning as the term “partnership minimum gain” set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

1.13 “Deficit Capital Account” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the Fiscal Year, after giving effect to the following adjustments:

1.13.1 credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any amounts which such Member is deemed obligated to restore pursuant to the next to last sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, after taking into account any changes during such year in Company Minimum Gain and in Member Nonrecourse Debt Minimum Gain; and

1.13.2 debit to such Capital Account the items described in Section 1.7041(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Deficit Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and will be interpreted consistently with those provisions.

1.14 “Depreciation” shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

1.15 “Depreciation Recapture” shall mean the portion of any gain from the disposition of an asset of the Company which, for federal income tax purposes (a) is treated as ordinary income under Section 1245 of the Code; (b) is treated as ordinary income under Section 1250 of the Code; or (c) is “unrecaptured Section 1250 gain” as such term is defined in Section 1(h) of the Code.

1.16 “Disposition” (“Dispose”) shall mean any sale, assignment, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

1.17 “Dissociation” shall mean any action which causes a person to cease to be a Member as described in Section 13 hereof.

1.18 “Dissolution Event” shall mean an event, the occurrence of which will result in the dissolution of the Company under Section 14 hereof unless the Members agree to the contrary.

1.19 “Distribution” means any cash and other Property paid by the Company to a Member of the Company in his or its capacity as a Member.

1.20 “Economic Interest” shall mean a Member’s share of one or more of the Company’s Net Income, Net Loss and Distributions of the Company’s assets pursuant to this Agreement and the Act, but it shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members.

1.21 “Effective Date” shall mean September 6, 2007.

1.22 “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.

1.23 “Fiscal Year” shall mean the calendar year, except that if the Company is required under the Code to use a taxable year other than a calendar year, then Fiscal Year shall mean such taxable year.

1.24 “Gifting Member” shall mean any Member that gifts, bequeaths or otherwise transfers for no consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of its Membership Interest.

1.25 “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

1.25.1 the Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as determined at the time of contribution;

1.25.2 the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (a) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to the Member of more than a de minimis amount of property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Members determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

1.25.3 the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Members.

If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to Section 1.25.1 or 1.25.2 above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss.

1.26 “Majority in Interest” shall mean one or more Capital Interests of Members which, taken together, exceed fifty percent (50%) of the aggregate of all Capital Interests.

1.27 “Managing Member” shall have the meaning set forth in Section 6.7 hereof.

1.28 “Member” shall mean each of the parties who executes a counterpart of this Agreement as a Member and each of the parties who may hereafter become Members in accordance with Section 12 hereof. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or

Economic Interest, as the case may be. The term shall include initial Members, substituted Members and Additional Members.

1.29 “Member Nonrecourse Debt” shall have the same meaning as the term “partner nonrecourse debt” set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

1.30 “Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

1.31 “Member Nonrecourse Deductions” shall have the same meaning as the term “partner nonrecourse deductions” set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

1.32 “Membership Interest” shall mean a Member’s entire interest in the Company, including such Member’s Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement and the Act.

1.33 “Net Income” and “Net Loss” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

1.33.1 any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be added to such income or loss;

1.33.2 any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

1.33.3 in the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 1.25.2 or 1.25.3 of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

1.33.4 gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

1.33.5 in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account

Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”; and

1.33.6 any items which are specially allocated pursuant to the provisions of Section 9.1.2 shall not be taken into account in computing Net Income or Net Loss.

1.34 “Nonrecourse Deductions” shall have the meaning set forth in Sections 1.7042(b)(1) and 1.704-2(c) of the Treasury Regulations.

1.35 “Nonrecourse Liability” shall have the meaning set forth in Section 1.752-1(a)(2) of the Treasury Regulations.

1.36 “Person” shall mean any association, corporation, stock company, general partnership (including any Registered Limited Liability Partnership or Foreign Limited Liability Partnership), limited association, limited liability company, foreign limited liability company, joint venture, limited partnership, natural person, real estate investment trust, business trust or other trust, custodian, nominee or other individual in its own or any representative capacity. In addition, it shall mean the legal representatives, successors and assigns of such “Person” where the context so permits.

1.37 “Proceeding” shall mean any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator or governmental agency may enter a judgment, order, decree or other determination which, if not appealed and reversed, would be binding on the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator or governmental agency.

1.38 “Property” shall mean any Property, real or personal, tangible or intangible, including money and any legal or equitable interest in such Property, but excluding services and promises to perform services in the future.

1.39 “Reserves” shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to Reserves which shall be maintained in an amount deemed sufficient by the Members for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company’s business.

1.40 “Selling Member” shall mean any Member who or which desires to or does sell, assign, pledge, hypothecate or otherwise transfers for a consideration all or any portion of the Member’s Membership Interest.

1.41 “Treasury Regulations” shall mean all proposed, temporary and final regulations promulgated under the Code as from time to time in effect.

1.42 “Withdrawal Event” shall have the meaning set forth in Section 13.1 hereof.

2. ORGANIZATION.

2.1 Formation. On November 14, 2000, Shawn P. Galey organized a New York Limited Liability Company by executing and delivering Articles of Organization to the New York Secretary of State in accordance with and pursuant to the Act.

2.2 Agreement. For and in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Members executing this Agreement, who constitute all of the Members of the Company as of the Effective Date, hereby agree to the terms and conditions of this Agreement as it may be from time to time amended according to its terms. It is the express intention of the Members that the Agreement shall be the sole source of agreement of the parties, and except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to the sections of the Code or Treasury Regulations, or is expressly prohibited or ineffective under the Act, even when inconsistent with or different from the provisions of the Act or any other law or rule. To the extent any provision of the Agreement is prohibited or ineffective under the Act, the Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of the Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

2.3 Name. The name of the Company is MPM Silicones, LLC, and all business of the Company shall be conducted under that name, MPM Silicones or any other name, but in any case, only to the extent permitted by applicable law.

2.4 Effective Date. This Agreement shall become effective on the Effective Date.

2.5 Principal Place of Business. The principal place of business of the Company within the State of New York shall be 260 Hudson River Road, Waterford, New York 12188. The Company may establish any other places of business as the Members may from time to time deem advisable.

2.6 Term. The term of the Company shall be perpetual from the date of filing of the Articles of Organization with the Secretary of State, unless the Company is sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

3. BUSINESS OF THE COMPANY.

3.1 Nature of Business. The Company is formed for, and the business of the Company shall be:

3.1.1 to accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets;

3.1.2 to exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Act; and

3.1.3 to engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

4. MEMBERS.

4.1 Names and Addresses. The names and addresses of the Members as of the Effective Date are as set forth in Exhibit A to this Agreement.

4.2 Additional Members. In the event that a Person is hereafter admitted as an Additional Member in accordance with Section 12.1 hereof, such Additional Member’s name, address and Capital Contribution shall be added to Exhibit A hereof.

5. RIGHTS AND DUTIES OF MEMBERS.

5.1 Management Rights. All Members (other than Assignees) who have not dissociated pursuant to Section 13 hereof shall be entitled to vote on any matter submitted to a vote of the Members. Notwithstanding the foregoing, and subject to the provisions of Section 6.7 hereof, the following actions require the vote or consent of Members having a Majority in Interest:

5.1.1 any amendment to this Agreement;

5.1.2 the admission of Assignees as a Member; and

5.1.3 the continuation of the Company after Dissolution Event.

5.2 Majority. Whenever any matter is required or allowed to be approved by a Majority in Interest of the Members or a Majority in Interest of the remaining Members under the Act or this Agreement, such matter shall be considered approved or consented to upon the receipt of the affirmative approval or consent, either in writing or at a meeting of the Members, of Members having a Majority in Interest. Assignees and, in the case of approvals to withdrawal where consent of the remaining Members is required, dissociating Members shall not be considered Members entitled to vote for the purpose of determining a Majority in Interest. In the case of a Member who has disposed of that Member’s entire Membership Interest to an Assignee, but has not been removed as provided in Section 13 hereof, the Capital Account of such Assignee shall be considered in determining a Majority in Interest and such Member’s vote or consent shall be determined by such Capital Account. In the event that a Managing Member is appointed pursuant to the provisions of Section 6.7, any action taken by the Managing Member that otherwise is required or allowed to be approved by a Majority in Interest of the Members or a Majority in Interest of the remaining Members under the Act or this Agreement, such matter shall be considered approved or consented to upon the Managing Member taking such action.

5.3 Limitation of Liability of Members. Members shall not be liable for any debts, obligations or liabilities of the Company or each other, whether arising in tort, contract or otherwise, solely by reason of being such Member. However, each Member shall remain personally liable for payment of his or its Capital Contribution as set forth in Section 502 of the Act or as otherwise provided in this Agreement.

5.4 Indemnification. The Company shall indemnify the Members and agents for all costs, losses, liabilities and damages paid or accrued by such Member or agent in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of New York.

5.5 Books and Records. The Members shall maintain and preserve during the term of the Company and for seven (7) years thereafter, all accounts, books, minutes of meetings of Members, and all other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours and at the principal place of business of the Company, to inspect and copy such documents, at the requesting Member’s expense.

5.6 Sale of All Assets. The Members shall have the right, by the vote or written consent of Members holding at least two-thirds of all Capital Interests, to approve the sale, lease, exchange or other Disposition of all or substantially all of the assets of the Company which is to occur as part of a single transaction or plan.

5.7 Priority and Return of Capital. Except as may be expressly provided in Sections 8 or 9 hereof, no Member shall have priority over any other Member, whether for the return of a Capital Contribution or for Net Income, Net Loss or a Distribution; provided, however, that this Section 5.7 shall not apply to any loan or other indebtedness (as distinguished from a Capital Contribution) made by a Member to the Company.

5.8 Liability of a Member to the Company. A Member which rightfully receives the return of any portion of a Capital Contribution is liable to the Company only to the extent now or hereafter provided by the Act.

5.9 Conflicts of Interest.

5.9.1 A Member shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that some of the Members may enter into transactions that are similar to the transactions into which the Company may enter, regardless of whether any such transaction or opportunity is first presented to the Company.

5.9.2 A Member does not violate a duty or obligation to the Company merely because the Member’s conduct furthers the Member’s own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction.

6. MANAGEMENT OF THE COMPANY.

6.1 Management. Subject to the provisions of Section 6.7 hereof, the business and affairs of the Company shall be managed by its Members. The Members shall direct, manage and control the business of the Company to the best of their ability. Except to the extent that this Agreement specifically provides for a different standard, all decisions in respect of any matter set forth herein or otherwise affecting or arising out of the conduct of the business of the Company shall be made by the Members holding a Majority in Interest. The Members shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, and to perform in any and all other acts or activities customary or incident to the management of the Company’s business.

6.2 Certain Powers of Members. Specifically, but not by way of limitation, the Members (by the action of a Majority in Interest) shall have the power and authority, on behalf of the Company:

6.2.1 to purchase, lease or otherwise acquire from, or sell, lease or otherwise dispose of, to any Person any Property;

6.2.2 to open bank accounts and otherwise invest the funds of the Company;

6.2.3 to borrow money for the Company from banks or other lending institutions and on such terms as the Members deem appropriate, and in connection therewith, to hypothecate, encumber or grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted nor liability incurred by or on behalf of the Company except by the Members or, to the extent permitted under the Act, by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Members;

6.2.4 to purchase insurance on the business and assets of the Company;

6.2.5 to commence lawsuits and other Proceedings;

6.2.6 to enter into any agreement, instrument or other writing;

6.2.7 to retain accountants, attorneys or other agents;

6.2.8 to make a filing under the terms of the United States Bankruptcy Code; and

6.2.9 to take any other lawful action that the Members consider necessary, convenient or advisable in connection with any business of the Company.

6.3 Binding Authority. Unless authorized to do so by the Members, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No single Member shall have any power or authority to bind the Company unless the Member has been authorized by the Members holding a Majority in Interest to act as an agent of the Company in accordance with the previous sentence.

6.4 Liability for Certain Acts. Each Member shall perform his or its duties as Member in good faith, in a manner he or it believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Member who so performs the duties as Member shall not have any liability by reason of being or having been a Member of the Company. No Member shall be liable to the

Company or to any other Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by such Member.

6.5 No Exclusive Duty to Company. The Members shall not be required to manage the Company as their sole and exclusive function, and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right pursuant to this Agreement to share or participate in such other business interests or activities of any Member or to the income or proceeds derived therefrom. No Member shall incur liability to the Company or any other Member as a result of engaging in any other business interests or activities or conflicts of interest resulting therefrom.

6.6 Indemnification. The Company shall indemnify and hold harmless each Member from and against all claims and demands to the maximum extent permitted under the Act.

6.7 Managing Member. Notwithstanding anything to the contrary in this Agreement, the Members holding a Majority in Interest may, at any time, appoint a Member as the “Managing Member” of the Company. In the event that a Managing Member is appointed, until removed by Members holding a Majority in Interest, the Managing Member shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, without limitation, all power and authority conferred upon the Members under this Section 6, and subject only to those matters which are reserved for the approval of the Members by the terms of the Act.

7. MEETINGS OF MEMBERS.

7.1 Annual Meeting. The annual meeting of the Members shall be held on each April 15, or at such other time as shall be determined by the Members holding a Majority in Interest.

7.2 Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called by any Member or group of Members holding collectively not less than ten percent (10%) of the Membership Interests.

7.3 Place of Meetings. Meetings of the Members may be held at any place, within or outside the State of New York, for any meeting of the Members designated in any notice of such meeting. If no such designation is made, the place of any such meeting shall be the principal place of business of the Company.

7.4 Notice of Meetings. Written notice stating the place, day and hour of the meeting, indicating that it is being issued by or at the direction of the person or persons calling the meeting, stating the purpose or purposes for which the meeting is called, shall be delivered no fewer than one (1) nor more than forty-five (45) days before the date of the meeting.

7.5 Quorum. Members holding not less than a Majority in Interest, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, a Majority in Interest so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at such meeting. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. The Members present at a meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of Membership Interests whose absence results in less than a quorum being present.

7.6 Manner of Acting. If a quorum is present at any meeting, the vote or written consent of Members holding not less than a Majority in Interest shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Articles of Organization or this Agreement.

7.7 Action by Members Without a Meeting.

7.7.1 Whenever the Members of the Company are required or permitted to take any action by vote or consent, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by the Members who hold the Membership Interests, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the Members entitled to vote therein were present and voted, and shall be delivered to the office of the Company, its principal place of business or a Member, employee or agent of the Company

7.7.2 Every written consent shall bear the date of signature of each Member who signs the consent.

7.8 Waiver of Notice. Notice of a meeting need not be given to any Member who submits a signed waiver of notice, whether before or after the meeting. The attendance of any Member at a meeting, in person, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him or her.

7.9 Voting Agreements. An agreement between two (2) or more Members, if in writing and signed by the parties thereto, may provide that in exercising any voting rights, the Membership Interests held by them shall be voted as therein provided, or as they may agree, or as determined in accordance with a procedure agreed upon by them.

8. CONTRIBUTIONS AND CAPITAL CONTRIBUTIONS.

8.1 Capital Contributions. No Member shall be required to make any further Capital Contributions. To the extent approved by the Members holding a Majority in Interest, from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, and if the Members determine that such additional Capital Contributions are necessary or appropriate in connection with the conduct of the Company’s business (including, without limitation, expansion or diversification). In such event, the Members shall have the opportunity (but not the obligation) to participate in such additional Capital Contributions on a pro rata basis in accordance with their respective Capital Interests.

8.2 Withdrawal or Reduction of Capital Contributions. A Member shall not receive from the Company any portion of his Capital Contribution until all indebtedness and liabilities of the Company, except any indebtedness, liabilities and obligations owing to Members on account of their Capital Contributions, have been paid or there remains Property of the Company, in the sole discretion of the Members, sufficient to pay them. No distributions shall be made from the Capital Contributions of a Member without the consent of Members owning a Majority in Interest.

9. ALLOCATIONS AND DISTRIBUTIONS.

9.1 Allocations of Profits and Losses. The rules set forth below in this Section 9.1 shall apply for the purposes of determining each Member’s share of the items of income, gain, loss and expense of the Company and adjusting the balance of each Member’s Capital Account to reflect the aforementioned items. For each Fiscal Year or other period, the special allocations in Section 9.1.2 shall be made immediately prior to the general allocations of Section 9.1.1.

9.1.1 For each Fiscal Year or other period, the Net Income and Net Loss of the Company shall be allocated among the Members in accordance with their respective Capital Interests.

9.1.2 The following special allocations shall be made in the following order:

(a)	In the event that there is a net decrease during a Fiscal Year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Section 9.1, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Section 1.704-2 of the Treasury Regulations.

(b)	Subject to Section 9.1.2(a), but notwithstanding any other provision of this Section 9.1, items of income and gain shall be specially allocated to the Members in a manner that complies with the “qualified income offset” requirement of Section 1.704-1(b)(2)(ii)(d)(3) of the Treasury Regulations.

(c)

In the event that a Member has a deficit Capital Account balance at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is then obligated to restore pursuant to this Agreement, and (ii) the amount such Member is then deemed to be obligated to restore pursuant to the next to last sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, respectively, such Member shall be specially allocated items of Company income and gain in an amount of such excess as quickly as possible, provided that any allocation under this Section 9.1.2(c) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Section 9.1 have been tentatively made as if this Section 9.1.2(c) were not in this Agreement.

(d)	Any item of Company loss or expense that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Regulation Section 1.752-2) for such Member Nonrecourse Debt.

(e)	Each Nonrecourse Deduction of the Company shall be specially allocated among the Members in proportion to their respective Capital Interests.

The allocations pursuant to Sections 9.1.2(a), 9.1.2(b) and Section 9.1.2(c) shall be comprised of a proportionate share of each of the Company’s items of income or gain. The amounts of any Company income, gain, loss or deduction available to be specially allocated pursuant to this Section 9.1.2 shall be determined by applying rules analogous to those set forth in Sections 1.33.1 through 1.33.5 of the definition of Net Income and Net Loss.

9.2 Allocation of Nonrecourse Liabilities. For purposes of determining each Member’s share of Nonrecourse Liabilities, if any, of the Company in accordance with Section 1.752-3(a)(3) of the Treasury Regulations, the Members’ interests in Company profits shall be determined in the same manner as prescribed by Section (e).

9.3 Tax Allocations. Items of income, gain, loss and deduction shall be allocated for federal income tax purposes in accordance with the following provisions:

9.3.1 Each item of income, gain, loss, deduction or credit for federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 9.1.2 (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 9.1.1 or Section 9.1.2 hereof.

9.3.2 If the Company recognizes Depreciation Recapture in respect of the sale of any Company asset, (a) the portion of the gain on such sale which is allocated to a Member pursuant to Section 9.1.1 or Section 9.1.2 hereof shall be treated as consisting of a portion of the Company’s Depreciation Recapture on the sale and a portion of the balance of the Company’s remaining gain on such sale under principles consistent with Section 1.1245-1 of the Treasury Regulations; and (b) if, for federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Section 1(h) of the Code) and gain treated as ordinary income under Section 1250(a) of the Code in respect of such sale, the amount treated as Depreciation Recapture under clause (a) above shall be comprised of a proportionate share of both such types of gain.

9.3.3 In the event any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to the definition of “Gross Asset

Value”), then allocations of taxable income, gain, loss and deduction with respect to such property shall be made in a manner which will comply with Section 704(b) and Section 704(c) of the Code and the Treasury Regulations thereunder. The Company, in the discretion of the Members holding a Majority in Interest, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Treasury Regulations under Section 704(c) of the Code) including, but not limited to:

(a)	“curative” allocations which offset the effect of the “ceiling rule” for a prior Fiscal Year (within the meaning of Section 1.704-3(c)(3)(ii) of the Treasury Regulations); and

(b)	“curative” allocations from dispositions of contributed property (within the meaning of Section 1.704-3(c)(3)(iii)(B) of the Treasury Regulations).

9.3.4 All tax credits shall be allocated among the Members as determined by the Members holding a Majority in Interest, consistent with applicable law.

The tax allocations made pursuant to this Section 9.3 shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.

9.4 Distributions. Except for a Distribution on Dissolution in accordance with Section 14.2.3, distributions shall be made to the Members at such times as the Members shall determine. All Distributions shall be made to the Members in accordance with their respective Capital Interests.

9.5 Offset. The Company may offset all amounts owing to the Company by a Member against any Distribution to be made to such Member.

9.6 Limitation Upon Distributions. No Distribution shall be declared and paid unless, after such Distribution is made, the assets of the company are in excess of all liabilities of the Company.

9.7 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution, or to a return of its Capital Contribution, except as specifically set forth in this Agreement.

9.8 Loans to the Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

10. TAXES.

10.1 Tax Returns. The Members shall cause to be prepared and filed all necessary federal and state income tax returns for the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

10.2 Tax Elections. The Company shall make the following elections on the appropriate tax returns:

10.2.1 if a Distribution as described in Section 734 of the Code occurs, or if a transfer of a Membership Interest described in Section 743 of the Code occurs, upon the written request of any Member, to elect to adjust the basis of the Property of the Company pursuant to Section 754 of the Code;

10.2.2 to elect to amortize the organizational expenses of the Company and the start-up expenditures of the Company under Code Sections 709(b) and 195, respectively, ratably over a period of sixty (60) months; and

10.2.3 any other election that the Members may deem appropriate and in the best interests of the Members.

10.3 Tax Matters Partners. The Members shall designate one Member to be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code. In furtherance of the preceding sentence, in the event that the Company is not subject to the consolidated audit rules of Code Sections 6221 through 6234 during any Fiscal Year, the Members hereby agree to sign an election pursuant to Code Section 6231(a)(1)(B)(ii) to be filed with the Company’s federal income tax return for such Fiscal Year to have such consolidated audit rules apply to the Company. Any Member who is designated “tax matters partner” shall take any action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code.

11. DISPOSITION OF INTERESTS.

11.1 General. Except as otherwise specifically provided herein, a Member shall have the right to:

11.1.1 sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer for consideration (collectively, “sell”); or

11.1.2 gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) all or any part of its Membership Interest or Economic Interest.

12. ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS.

12.1 Admission of New Members or Assignees. From the date of the formation of the Company, any Person or Entity acceptable to the Members by their unanimous vote thereof may become a Member in the Company, subject to the terms and conditions of this Agreement, either by the issuance by the Company of Membership Interests for such consideration as the Members, by their unanimous votes, shall determine, or as an Assignee of a Member’s Membership Interest or a portion thereof.

12.2 No Retroactive Allocations. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Members may, at their option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

13. DISSOCIATION OF MEMBER.

13.1 Dissociation. A Person shall cease to be a Member upon the happening of any of the following events (a “Withdrawal Event”).

13.1.1 the withdrawal of a Member with the consent of a Majority in Interest of the remaining Members;

13.1.2 a Member becoming a Bankrupt Member;

13.1.3 in the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

13.1.4 in the case of a Member that is a separate Entity other than a corporation, the dissolution and commencement of winding up of the separate Entity; or

13.1.5 in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter.

13.2 Rights of Dissociating Member. In the event any Member dissociates prior to the expiration of a stated term of existence as set forth in the Articles of Organization, or in Section 2.6 above:

13.2.1 if the Dissociation causes a dissolution and winding up of the Company under Section 14 hereof, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member;

13.2.2 if the Dissociation does not cause a dissolution and winding up of the Company under Section 14 hereof, the Member shall be entitled to an amount equal to the value of the Member’s Membership Interest in the Company, to be paid within six (6) months of the date of dissociation. The value of the Member’s Membership Interest shall include the amount of any Distributions to which the Member is entitled under the Agreement and the fair value of the Member’s Membership Interest as of the date of dissociation, based upon the Member’s right to share in distributions from the Company; or

13.2.3 if the Dissociation is a consensual withdrawal pursuant to Section 13.1.1 hereof, then the Disposition of the Member’s interest shall be provided in the terms of the consent to withdraw.

14. DISSOLUTION AND WINDING UP.

14.1 Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following Dissolution Events:

14.1.1 The unanimous vote or written consent of Members; or

14.1.2 The Disassociation of any Member or the occurrence of any other event that terminates the continued membership of any Member, unless within one hundred eighty (180) days after such event, the Company is continued by the vote or written consent of a Majority in Interest of all of the remaining Members or, where there is only one remaining Member, by the written consent of that Member. Each Member hereby agrees that within ninety (90) days after the occurrence of a Withdrawal Event, they will promptly consent, in writing, to continue the business of the Company.

14.2 Winding Up. Upon the dissolution of the Company, the Managing Member, or if there is no Managing Member, a liquidator appointed by the remaining Members (who may also be a Member) may, in the name of and for and on behalf of the Company, prosecute and defend suits, whether civil, criminal or administrative, sell and close the Company’s business, dispose of and convey the Company’s Property, discharge the Company’s liabilities, and distribute to the Members any remaining assets of the Company, all without affecting the liability of Members. Upon winding up of the Company, the assets shall be distributed as follows:

14.2.1 to creditors, including any Member who is a creditor, to the extent permitted by law, in satisfaction of liabilities of the Company, whether by payment or by establishment of adequate reserves, other than liabilities for distributions to Members under Section 507 or Section 508 of the Act;

14.2.2 to Members and former Members in satisfaction of liabilities for Distributions under Section 507 or Section 508 of the Act; and

14.2.3 to Members, first for the return of their Capital Contributions, to the extent not previously returned, and second, respecting their Membership Interests, in the proportions in which the Members share in Distributions in accordance with this Agreement.

14.3 Articles of Dissolution. Within ninety (90) days following the dissolution and the commencement of winding up of the Company, or at any other time there are no Members, the liquidator shall file articles of dissolution with the New York Secretary of State pursuant to the Act.

14.4 Deficit Capital Account. Upon a liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other adjustments for all Fiscal Years, including the Fiscal Year in which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of any Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose.

14.5 Nonrecourse to Other Members. Except as provided by applicable law or as expressly provided in this Agreement, upon dissolution, each Member shall receive a return of such Member’s Capital Contribution solely from the assets of the Company. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return any Capital Contribution of any Member, such Member shall have no recourse against any other Member.

14.6 Termination. Upon completion of the dissolution, winding up, liquidation and distribution of the assets of the company, the Company shall be deemed terminated.

15. GENERAL PROVISIONS.

15.1 Notices. Any notice, demand or other communication required or permitted to be given pursuant to this Agreement shall have been sufficiently given for all purposes if it is in writing and (a) delivered personally to the party or to an executive officer of the party to whom such notice, demand or other communication is directed or (b) sent by messenger, or by overnight courier, or by registered or certified mail, postage prepaid, addressed to the Member or the Company at its address set forth in this Agreement, or such address as the Member or Company shall give notice of. Except as otherwise provided in this Agreement, any such notice shall be deemed to be given, upon delivery; except if sent by registered or certified mail, then five (5) business days after the date on which it was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as set forth in this Section 15.1.

15.2 Entire Agreement and Amendments. This Agreement contains the entire agreement among the Members with respect to the subject matter of this Agreement, and supersedes each course of conduct previously pursued or acquiesced in, and each oral agreement and representation previously made, by the Members with respect thereto, whether or not relied or acted upon. No course of performance or other conduct subsequently pursued or acquiesced in, and no oral agreement or representation subsequently made, by the Members, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall amend this Agreement or impair or otherwise affect any Member’s obligations pursuant to this Agreement or any rights and remedies of a Member pursuant to this Agreement. No amendment to this Agreement shall be effective unless made in a writing duly executed by all Members and specifically referring to each provision of this Agreement being amended.

15.3 No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the New York Uniform Partnership Act or the New York Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by work or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

15.4 Rights of Creditors and Third Parties under Agreement. The Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its

Members, and their successors and Assignees. The Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under the Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

15.5 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

15.6 Telephonic Conferences. The Members may participate in a meeting of Members by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence of the Person at the meeting.

15.7 Construction. Whenever the singular number is used in this Agreement, and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

15.8 Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe any provision of this Agreement.

15.9 Waiver. No failure of a Member to exercise, and no delay by a Member in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by a Member of any such right or remedy under this Agreement shall be effective unless made in a writing duly executed by all Members and specifically referring to each such right or remedy being waived.

15.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. However, if any provision of this Agreement shall be prohibited by or invalid under such law, it shall be deemed modified to conform to the minimum requirements of such law or, if for any reason it is not deemed so modified, it shall be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

15.11 Binding. This Agreement shall be binding upon and inure to the benefit of all Members, and each of the successors and Assignees of the Members, except that any right or obligation of a Member under this Agreement may be assigned by such Member to another Person without first obtaining the written consent of all other Members.

15.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

15.13 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the individual and entity signing this Agreement below conclusively evidence their agreement to the terms and conditions of this Agreement by so signing this Agreement.

MEMBER OF MPM SILICONES, LLC:

MOMENTIVE PERFORMANCE MATERIALS USA INC.

By:	/s/ Douglas A. Johns
Name: Douglas A. Johns
Title: General Counsel

EXHIBIT A

MEMBERS

MEMBER	PERCENTAGE
Momentive Performance Materials USA Inc. 187 Danbury Road Wilton, CT 06897	100%